Exhibit 99.1

PRESS RELEASE DATED MAY 19, 2003

FOR IMMEDIATE RELEASE
For more information:
Mr. Michael Schradle
Chief Financial Officer
Micro Linear Corporation
408.433.5200
schradle.mike@microlinear.com

Micro Linear Corporation Announces Corporate Restructure

     SAN JOSE, California, May 19, 2003 — Micro Linear Corporation (NASDAQ: MLIN) announced today it will cut approximately 37 positions in all operational segments of the company, and consolidate some functions at the Company’s San Jose headquarters. In connection with these staffing reductions and other actions, the Company anticipates taking charges in Q2 and Q3 totaling between $2.5 million and $3.5 million.

     “These are difficult times in our market,” said Tim Richardson, President and CEO. “Our focus remains the development of highly integrated, low cost RFICs and solutions that serve a variety of markets and customers that continue to have promise for the future,” he added.

     A conference call will be held to provide expanded comments and will conclude with a question and answer period. The conference call will commence at 2:00p.m. PDT on Monday, May 19, 2003.

     To participate in the conference call, please dial 1 (866) 297-6315 (North America) or 1 (847) 944-7311 (International) prior to 2:00p.m. PDT.

     A recording will be available after 4:00p.m. May 19, 2003 through June 2, 2003 via the following numbers: North American access phone number: 1 (877) 213-9653, passcode 7204703#, International access phone number: (630) 652-3041, passcode 7204703#.

     About Micro Linear

     Micro Linear Corporation designs and manufactures high performance Radio Frequency Integrated Circuits (RFICs) and solutions for the communications market. Product emphasis is for applications the wireless sector including digital cordless telephones, wireless headsets, wireless game controllers, and industrial wireless products. Micro Linear is headquartered in San Jose, CA, with sales offices around the world. www.microlinear.com

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Safe Harbor Statement

     Except for the historical information contained herein, the statements in this press release, including, but not limited to, the Company’s estimate of the amount of the charge to be taken in connection with the reduction and other actions, the size and nature of the restructuring and the Company’s beliefs regarding the future market and customers for RFIC’s, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risks associated with the reduction of the Company’s workforce, the cyclical nature of the semiconductor industry; changes in the average selling prices of the Company’s products; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; the market’s acceptance of the Company’s products; and other factors that may cause the Company’s business or operating results to fluctuate in the future. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

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